SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”) is made and entered into as of September 14, 2014 (the “Effective Date”), by and between Deloy Miller (“Executive”) and Miller Energy Resources, Inc., a Tennessee corporation (the “Company”).

RECITALS

A.Executive has delivered to the Board of Directors of the Company his intention to retire his employment positions with the Company, as Chairman of the Board personal.

B.Executive, and the Company wish to accommodate Executive’s retirement, attend to the ongoing work requirements of the Company, and to settle fully and finally all differences or potential differences between the parties, including all differences or potential differences which arise out of or relate to Executive’s employment or resignation of employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Executive and the Company understand and agree as follows:

1.Executive’s Resignation of Current Employment Positions With the Company.

Except as hereinafter provided, and with effect on the Effective Date, Executive resigns his position as Executive Chairman of the Board of Directors of the Company (the “Board”) and all subsidiaries of the Company, including his set as director and his role as Chairman of the Board.

2.Severance by the Company.

(a)Provided that the Company has received an original copy of this Agreement executed by Executive and Executive has not revoked the release contained in Section 8 of this Agreement, the Company shall pay Executive a net compensation package in recognition of his long service to the Company as follows:

(i)a lump sum cash payment by the Company to the Executive, on or before October 1, 2014, of $500.000.00, plus all withholding employment or other taxes thereon which may be due from the Executive to any governmental authority,; (ii) the issuance by the Company to the Executive effective September 15, 2014 of 200,000 shares of common stock of the Company plus the payment by the Company of all withholding, employment or other taxes thereon which may be due from the Executive to any governmental authority; (iii) payment to the Executive of the full bonus for his work in fiscal year 2014, as approved by the Board on July 28, 2014; and (iv) provide payment for Executive’s continuation of his medical insurance benefits for a period of twenty four (24) months following the Effective Date including, to the extent necessary, payment or reimbursement, if required, for medical coverage through the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). All sums and compensation payable or provided under this Section 2 subsections (i) through (iv) shall be net amounts; it being the intent of the parties that the Company shall be solely responsible for, and shall pay, any excise tax on the original payments and gross-up amount and any income and employment taxes (including, without limitation, penalties and interest) imposed on the gross-up amount.

(b)Executive acknowledges that upon execution of this Agreement, the terms described in this Section 2, and the payment to Executive of his base salary up to and including the Effective Date, shall constitute full and complete satisfaction of any and all amounts due and owing to Executive as a result of his employment with the Company and/or his resignation from his current positions of employment and that in the absence of this Agreement, Executive might not be entitled to some or all of such payments.

3.Transition Services.

In consideration for the benefits provided in above Section 2, Executive agrees to provide consulting services to the Company until September 31, 2016, or as such other date as agreed to in writing by the parties, as a consultant, pursuant to which Executive will work, if and to the extent requested by the Company pursuant to a consulting contract (the “Consulting Contract”) to be negotiated in good faith by the Executive and the Company. Executive’s services shall include services similar to those that were provided by Executive prior to his resignation.

4.Personal Property.

In addition to the benefits provided in Section 2 above, Executive shall have the right to retain the personal property described on Exhibit A. Furthermore, the Company agrees to assign to Executive, to the extent assignable, all of the Company’s rights to any key man life insurance maintain by, or the premium for which has been paid by, the Company on the life of Executive.

5.Non-Admission of Discrimination or Wrongdoing.

(a)This Agreement is entered into, in part, to avoid any disputes or claims of the parties, and thus, the parties hereto expressly recognize that the making of this Agreement shall not in any way be construed as an admission that the or any party hereto (or their respective affiliates, agents, directors, officers, employees or related persons) has any liability to or acted wrongfully in any way with respect to any other party to this Agreement. The Company specifically denies that it has any liability to or that it has done any wrongful, harassing and/or discriminatory acts against Executive or any other person on the part of itself, or its subsidiaries, affiliates, predecessors, successors, officers, employees or agents.

(b)Executive understands and agrees that he has not suffered any discrimination in terms, conditions or privileges of his employment based on age, race, gender, religious creed, color, national origin, ancestry, physical disability, mental disability, medication condition, marital status, sexual orientation and/or sexual or racial harassment. Executive understands and agrees that he has no claim for employment discrimination under any legal or factual theory.

6.Confidentiality.

Executive expressly acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, his obligation to not disclose Confidential Information regarding the Company shall survive the execution and delivery of this Agreement and termination of Executive’s employment. All other provisions of the Employment shall terminate and be of no further force or effect as of the dates set out above. “Confidential Information” means (A) all communications, reports, documents, data, records, plans and other materials received or collected by Executive from the Company or any of its representatives, relating to the Company, its business, its affairs, its affiliates, its associates or its representatives; or (B) any proprietary, sensitive or nonpublic information relating to the Company, its business, its affairs, its affiliates, its associates or its representatives that has been, or may be in the future, disclosed to Executive by the

Company or any of its Representatives; provided, however, that the term “Confidential Information” shall be understood not to include information that (x) was in or enters the public domain, (y) was or becomes generally available to the public, other than as a result of the disclosure by Executive in violation of the terms of this Agreement or any other agreement imposing an obligation on Executive to keep such information confidential or (z) properly comes into Executive’s possession from a third party who is lawfully in possession of such information and who is not in violation of any contractual, legal or fiduciary obligation to the Company.

7.No Lawsuits or Claims.

Each party to this Agreement promises never to file a lawsuit, administrative complaint, or charge of any kind with any court, governmental or administrative agency or arbitrator against any other party to this Agreement or their officers, directors, agents or employees, asserting any claims that are released in this Agreement. Each party represents and agrees that, prior to signing this Agreement, said party has not filed, assigned or pursued any complaints, charges or lawsuits of any kind (or any rights to pursue any such actions). with any court, governmental or administrative agency or arbitrator against any other party to this Agreement or its officers, directors, agents or employees, asserting any claims that are released in this Agreement.

8.Complete Release.

(a)In consideration of the covenants and promises contained herein and the consideration received by each, each party to this Agreement hereby knowingly and voluntarily releases, absolves and discharges each other party, and, as applicable, their partners, attorneys, agents, officers, administrators, directors, employees, affiliates, representatives, and/or assigns and successors, past and present (collectively the “Releasees”) from all rights, claims, demands, obligations, damages, losses, causes of action and suits of all kinds and descriptions, legal and equitable, known and unknown, that the party may have or ever had against the Releasees from the beginning of time to the date of execution of this Agreement, including, but not limited to, any such rights, claims, demands, obligations, damages, losses, causes of action and suits arising out of, during or relating to Executive’s employment and/or his resignation therefrom. The matters that are the subject of the releases referred to in this paragraph shall be referred to collectively as the “Released Matters.” This includes, but is not limited to, claims for employment discrimination, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, or any other claims relating to Executive’s relationship with the Company.

(b)Each party acknowledges and agrees that this Agreement represents a compromise of known and unknown, asserted and unasserted, and actual and potential claims, and that neither this Agreement nor any compliance herewith or consideration given pursuant hereto, shall be construed as an admission by any party of any liability whatsoever, including, but not limited to, any liability for any violation by the Company of any right of Executive or of any person arising under any law, statute, duty, contract, covenant, or order, or any liability for any act of age discrimination or other impermissible form of harassment or discrimination by the Company against Executive or any other person, as prohibited by any state or federal statute or common law, including, but not limited to: (i) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e; (ii) the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; (iii) the Age Discrimination in Employment Act, 29 U.S.C. §§ 623 et seq.; (iv) the Family and Medical Leave Act; 29 U.S.C. §§ 2611 et seq.; (v) the Consolidated Omnibus Budget Reconciliation Act of 1985; 42 U.S.C. §§ 201 et seq.; (vi) Executive Order 11141 (age discrimination); (vii) Section 503 of the Rehabilitation Act of 1973; 29 U.S.C. § 701 et. seq.; and (viii) the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq. and that all such liability is expressly disputed, released, and denied.

(c)Executive further understands and acknowledges that:

(1)this Agreement constitutes a voluntary waiver of any and all rights and claims he has against the Releasees as of the date of the execution of this Agreement, including rights or claims arising under the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. §§ 621 et seq., as amended by the Older Workers’ Benefit Protection Act of 1990, except for any allegation that a breach of this Act occurred following the Effective Date;

(2)he has waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds the payment or remuneration to which he was already entitled;

(3)he is hereby advised that he may consult with an attorney of his choosing concerning this Agreement prior to executing it;

(4)he has been afforded a period of at least twenty-one (21) days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in fewer than twenty-one days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full twenty-one days; and

(5)he may revoke this Section 8(c) of the Agreement at any time during the seven (7) days following the date of execution of this Agreement, and this Section 8(c) of the Agreement shall not become effective or enforceable until such revocation period has expired. Executive further understands and acknowledges that he may revoke only Section 8(c) of this Agreement as it relates to any claim pursuant to the Federal Age Discrimination in Employment Act, and that such revocation, if any, will not affect the effectiveness or enforceability of any other of the Released Matters as they are described in Section 8.

9.Unknown Claims.

Each party acknowledges that there is a risk that subsequent to the execution of this Agreement, that party will incur or suffer damage, loss or injury to persons or property that is in some way caused by or connected with Executive’s employment or his resignation therefrom, but that is unknown or unanticipated at the time of the execution of this Agreement. Except as provided by Section 14 below, each party does hereby specifically assume such risk and agrees that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated results of any and all matters caused by or connected with Executive’s employment or his resignation therefrom, as well as those currently known or anticipated, and excepting therefrom only such rights or claims that may arise out of this Agreement.

10.Ownership of Claims.

Each party represents and warrants that no portion of any of the Released Matters and no portion of any recovery or settlement to which that party might be entitled has been assigned or transferred to any other person, firm, entity or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Releasees or any of them because of any such purported assignment, subrogation or transfer, the assigning, subrogating or transferring party agrees to indemnify and hold harmless the Releasee(s) against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

11.Assumption of Risk; Investigation of Facts.

(a)Each party hereby expressly assumes the risk of any mistake of fact or that the true facts might be other than or different from the facts now known or believed to exist, and it is each party’s express intention to forever settle, adjust and compromise any and all disputes between and among the party and the Releasees, finally and forever, and without regard to who may or may not have been correct in their respective understandings of the facts or the law relating thereto.

(b)In making and executing this Agreement, each party represents and warrants that the party has made such investigation of the facts and the law pertaining to the matters described in this Agreement as that party deems necessary, and said party has not relied upon any statement or representation, oral or written, made by any other party to this Agreement with regard to any of the facts involved in any dispute or possible dispute between the parties hereto, or with regard to any of the party’s rights or asserted rights, or with regard to the advisability of making and executing this Agreement.

12.No Representations.

Each party represents and agrees that no promises, statements or inducements have been made to that party, which caused that party to sign this Agreement other than those expressly stated in this Agreement.

13.Non-Disparagement.

Each party agrees that said party will refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of any other party to the Agreement, and/or, if applicable, its directors, officers, executives and employees or which could adversely affect the morale any party, of employees of the Company and that each party shall not demean or disparage any other party in any communications or other dealings with any existing or potential employees, customers, vendors and/or stockholders.

14.Indemnification.

Notwithstanding any provision in this Agreement to the contrary, the Company agrees that it will (a) indemnify and hold Executive harmless for any claims, demands, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ and paralegal fees and court costs) incurred or suffered by Executive in connection with Executive’s service as an executive officer of the Company or its affiliates to the fullest extent (including advancement of expenses) permitted by Tennessee corporate law for the indemnification of officers and directors of a Tennessee corporation and (b) will include Executive as a covered employee under the Company’s directors’ and officers’ liability insurance policy and employment practices liability insurance policy (to the extent such policies exist), provided such policies permit such extended coverage, until the applicable statutes of limitations have expired.

15.Successors.

This Agreement shall be binding upon the parties and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties, their administrators, representatives, executors, successors and assigns.

16.Arbitration.

(a)Any claim or controversy arising out of or relating to this Agreement or any breach thereof between Executive and the Company shall be submitted to mediation in Knoxville, Tennessee, before an experienced employment mediator licensed to practice law in Tennessee and selected in accordance with Rule 31 of the Rules of the Supreme Court of the State of Tennessee, as the exclusive remedy for such claim or controversy. Either party desiring to arbitrate shall give written notice to the other party within a reasonable period of time after the party becomes aware of the need for mediation. The decision of the mediator shall be final and binding. Judgment on any award rendered by such mediator may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party shall receive an award of costs and expenses related to the mediation, including reasonable attorneys’ fees. The fees and costs of the mediator and the cost of any record or transcript of the mediation shall be borne by the losing party.

(b)Should Executive or the Company institute any legal action or administrative proceeding with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this Agreement by any method other than said mediation, the responding party shall be entitled to recover from the other party all damages, costs, expenses and reasonable attorneys’ fees incurred as a result of such action.

(c)Should Executive attempt to challenge the enforceability of this Agreement, as a further limitation on any right to make such a challenge, Executive shall initially submit to the Company the total proceeds provided to him in connection with this Agreement plus interest at the standard statutory rate, and invite the Company to retain such monies and agree with Executive to cancel this Agreement. In the event the Company accepts this offer, the Company shall retain such monies and this Agreement shall be canceled. In the event the Company does not accept such offer, the Company shall so notify Executive and shall place such monies into an interest‑bearing escrow account pending resolution of the dispute between Executive and the Company as to whether this Agreement shall be set aside and/or otherwise rendered unenforceable.

17.Consultation with Counsel; Reasonable Time to Consider Agreement; Voluntary Participation in This Agreement.

Each party represents and agrees that said party has been advised of the opportunity to review this Agreement with an attorney, that said party has had the opportunity to thoroughly discuss all aspects of the party’s rights and this Agreement with an attorney to the extent said party elected to do so, that said party has carefully read and fully understands all of the provisions of this Agreement, has been given a reasonable period of time to consider signing this Agreement, and is voluntarily entering into this Agreement.

18.Severability and Governing Law.

(a)Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

(b)This Agreement is made and entered into in the State of Tennessee and shall in all respects be interpreted, enforced and governed under the laws of Tennessee, without regard to the conflicts of laws principles thereof.

19.Entire Agreement.

This Agreement, any applicable stock option plan of the Company and the Consulting Contract to be negotiated, once so negotiated, constitute the entire agreement between and among the parties pertaining to the subject matter hereof and the final, complete and exclusive expression of the terms and conditions of their agreement. Any and all prior agreements, representations, negotiations and understandings made by the parties, oral and written, express or implied, are hereby superseded and merged herein.

20.Execution in Counterparts.

This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

21.Attorneys’ Fees.

In any action or other proceeding to enforce rights hereunder, the prevailing party shall receive an award of costs and expenses related to such proceeding, including reasonable attorneys’ fees.

22.Cooperativeness.

All parties have cooperated in the drafting and preparation of this Agreement, and it shall not be construed more favorably for or against any party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Separation Agreement as of the date first above written.

EXECUTIVE:

/s/ Deloy Miller
Deloy Miller

MILLER ENERGY RESOURCES, INC.

By:        /s/ Carl F. Giesler, Jr.
Name:    Carl F. Giesler, Jr.
Title:    Chief Executive Officer

EXHIBIT A
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SEPARATION AGREEMENT

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